Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter and Year ended December 31, 2006

New products fuel strong fourth quarter revenue and cash net income

HAMILTON, Bermuda, March 7, 2007 — Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter and year ended December 31, 2006. Total revenue in the quarter rose to $206.4 million, up 49.1%, from $138.4 million in the prior year quarter while revenue for the full year increased 46.4% to $754.5 million. Revenue growth in both the quarter and year was driven by new products. The Company reported a net loss of $8.5 million in the quarter compared with a net loss of $64.2 million in the prior year quarter.

Cash net income in the quarter was $62.5 million. The current quarter included $18.4 million of interest expense related to the prepayment of $210.0 million of the Company’s Senior Subordinated Notes due 2015. Excluding the after-tax impact of this expense, adjusted cash net income for the quarter was $74.4 million.

References in this release to “cash net income/(loss)” mean the Company’s net income/(loss) adjusted for the after-tax effects of two non-cash items: amortization of intangible assets (including impairment of intangible assets) and amortization (or write-off) of deferred loan costs related to our debt. Reconciliations from the Company’s reported results in accordance with U.S. GAAP to cash net income/(loss) and to adjusted cash net income/(loss) for all periods are presented in the table at the end of this press release.

“We had a strong quarter and are well positioned to continue our growth in 2007,” said CEO Roger Boissonneault. “Our recently launched products, LOESTRIN 24 FE and TACLONEX, were major contributors to our revenue growth in 2006. In the spring we will initiate a full promotional push behind our FEMCON FE brand, which will add another growth driver into our portfolio. We are proud of our accomplishments in 2006 and excited about our prospects for 2007 and beyond.”

Revenue

Revenue in the quarter ended December 31, 2006 increased $67.9 million or 49.1% over the same quarter last year. The increase was driven by sales of products added to our portfolio during 2006 including two launched products, LOESTRIN 24 FE and TACLONEX, one introduced product, FEMCON FE (formerly OVCON FE Chewable), and one acquired product, DOVONEX. Together these newly added products accounted for $83.4 million of the increase in our total revenue compared to the prior year quarter. During the quarter ended December 31, 2005 we promoted DOVONEX for Bristol-Myers Squibb and earned $4.9 million of co-promotion revenue.

Sales of the Company’s oral contraceptives increased $13.7 million in the quarter, or 30.5%, compared with the prior year quarter. LOESTRIN 24 FE has been the top promotional priority of our 175 territory Women’s Healthcare sales force since its launch in April 2006. By December 2006, LOESTRIN 24 FE had captured a 3% share of new prescriptions in the hormonal contraceptive market for the month. The strong prescription demand, an excellent proxy for unit demand, resulted in LOESTRIN 24 FE net sales of $21.5 million in the quarter. In November 2006 we introduced FEMCON FE, the first and only birth control pill that offers women the convenience of chewing or swallowing their daily tablet. FEMCON FE generated net sales in the quarter ended December 31, 2006 of $7.1 million. In 2007 we will increase the size of our Chilcott field sales force to approximately 175 territories to support the promotional launch of FEMCON FE. OVCON sales during the quarter declined $16.6 million, or 74.1%, compared with the prior year quarter as a result of a generic competitor entering the market in October 2006 and the introduction of FEMCON FE. ESTROSTEP sales increased $1.6 million during the quarter, or 7.3%, due to higher average selling prices (approximately 19% compared to the prior year period) offset in part by a decline in filled prescriptions as our promotional focus shifted to LOESTRIN 24 FE.

Sales of our dermatology products increased $50.1 million or 136.2% to $86.9 million in the fourth quarter compared to $36.8 million in the prior year quarter which included $4.9 million of co-promote revenue related to DOVONEX. Sales of DOVONEX, which we acquired on January 1, 2006, drove $32.4 million of the increase in fourth quarter revenue compared with the prior year quarter. In March 2006, we began commercial shipments of TACLONEX which added $22.4 million of revenue to our dermatology portfolio in the quarter compared with the prior year. Total prescriptions filled for TACLONEX increased approximately 27% sequentially from the third quarter to the fourth quarter of 2006. Sales of DORYX decreased $4.7 million, or 14.8%, in the quarter compared to the prior year. The decrease was the result of a decrease in filled prescriptions and a contraction of pipeline inventories relative to the prior year quarter, offset in part by higher pricing (approximately 20% compared to the prior year quarter). Filled prescriptions for DORYX began to decline in the third quarter of 2006 due to decreased promotional emphasis following the April 2006 launch of TACLONEX. In the fourth quarter of 2006 filled prescriptions for DORYX declined by approximately 17% compared to the prior year quarter.

Sales of hormone therapy (HT) products increased $6.8 million, or 19.6%, in the quarter ended December 31, 2006, compared with the prior year quarter. The increase was primarily attributable to price increases and contractions of pipeline inventories at our wholesalers (mainly ESTRACE CREAM and FEMHRT) during the 2005 quarter.

Sales of the PMDD product, SARAFEM, decreased $1.5 million, or 13.5%, in the quarter ended December 31, 2006, compared to the prior year quarter due to declines in prescription demand.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales increased $25.8 million in the quarter ended December 31, 2006 compared with the same quarter in 2005 primarily due to the 52.7% increase in product net sales. Net sales of DOVONEX and TACLONEX accounted for a significant portion of the increase in product net sales and an even larger portion of the increase in cost of sales in the quarter. The cost of sales for DOVONEX and TACLONEX, expressed as a percentage of product net sales, are significantly higher than the cost of sales for the Company’s other products. Cost of sales, as a percentage of product net sales, increased to 21.4% in the quarter ended December 31, 2006 from 13.3% in the quarter ended December 31, 2005.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended December 31, 2006 were $55.0 million, an increase of $13.7 million, or 33.2% from $41.3 million in the prior year quarter. Advertising and promotional expenses in support of the recently launched LOESTRIN 24 FE and TACLONEX brands, including a direct to consumer advertising campaign for LOESTRIN 24 FE, accounted for $6.3 million of the increase. Due to the success of the 2006 LOESTRIN 24 FE direct to consumer campaign, we intend to utilize direct to consumer advertising in 2007 in support of both LOESTRIN 24 FE and FEMCON FE. The costs of our field sales forces increased $2.7 million or 15.3% compared with the fourth quarter of 2005. The increase in selling expenses was due to the impact of noncash share-based compensation plans put in place at the time of our IPO and higher spending by our sales forces in support of our newly launched products as compared to the prior year quarter. During the first quarter of 2007 we will add approximately 75 territories to our field sales forces to support the initiation of promotional activities for the FEMCON FE brand. General and administrative costs increased $4.7 million in the quarter compared with the prior year, mainly due to increased costs of outside services including the costs of outside legal counsel and information technology and tax consulting services.

Research and Development (“R&D”) Activities

Our investment in product R&D totaled $7.4 million in the quarter ended December 31, 2006 compared with $6.5 million in the prior year quarter. During the fourth quarter of 2006 we were actively enrolling patients in a clinical trial for a new, low-dose oral contraceptive, which contributed to higher costs in the quarter. We expect our investment in R&D in 2007, exclusive of milestone payments we may make to third parties, to increase from the levels seen in 2006 as we anticipate having several clinical trials in process during the year.

Net Interest Expense

Net interest expense for the quarter ended December 31, 2006 was $60.2 million, an increase of $19.0 million from $41.2 million in the prior year quarter. The increase from the prior year quarter is primarily due to the $18.4 million interest premium on the early prepayment of the Senior Subordinated Notes and the related $8.0 million write-off of deferred loan costs offset by lower average debt levels in the quarter due to debt prepayments completed with a portion of the proceeds from our IPO. In addition, we made an optional prepayment of $50.0 million of debt under our bank credit facility in December 2006, which resulted in a $1.1 million charge in interest expense for the write-off of the associated deferred loan costs. On January 29, 2007 we entered into an amendment to our senior secured credit facility whereby our interest costs on all term borrowings were reduced by 0.25% to LIBOR plus 2.00% or ABR plus 1.00%.

Income taxes

The Company operates in five primary tax jurisdictions: the United Kingdom, the United States, the Republic of Ireland, Bermuda and Puerto Rico. Accordingly, the effective income tax rate from year to year is volatile due to changes in income mix among the various tax jurisdictions in which we operate. The difference between the statutory and effective tax rate for the quarter and year ended December 31, 2006 was predominantly due to the mix of taxable income among the various tax jurisdictions.

Cash Net Income and Adjusted Cash Net Income

Cash net income for the quarter ended December 31, 2006 was $62.5 million. Cash net income adds back the after-tax impact of the book amortization of intangible assets and the amortization or write off of deferred financing costs. These items are tax-effected at the estimated marginal rates attributable to them. In the fourth quarter of 2006, the marginal tax rates associated with the amortization of intangible assets was 7.7% and the rate for amortization and write off of deferred financing costs was 28.5%.

During the quarter, we redeemed $210.0 million of our 8.75% Senior Subordinated Notes and paid a prepayment premium of $18.4 million. Excluding the after tax impact of this expense, our adjusted cash net income for the quarter ended December 31, 2006 was $74.4 million or $0.30 per share, based on the 250.6 million diluted shares outstanding during the quarter.

Liquidity, Balance Sheet and Cash Flows

At December 31, 2006, our cash and cash equivalents totaled $84.5 million and total debt outstanding was $1,550.8 million with no borrowings outstanding under our revolving credit facility. We generated $70.9 million of cash from operating activities in the quarter ended December 31, 2006 compared with cash used in operations of $0.5 million in the quarter ended December 31, 2005. Net loss during the quarter ended December 31, 2006 decreased by $55.7 million to $8.5 million as compared with the prior year quarter. In addition, the quarter ended December 31, 2005 included a cash payment to LEO Pharma for R&D activities of $35.0 million. Capital expenditures in the current quarter totaled $4.0 million and included continued investments in our Fajardo, Puerto Rico manufacturing facility.

Investor Conference Call

The Company is hosting a conference call, open to all interested parties, on Wednesday, March 7th, 2007 beginning at 8:00 AM EST. The number to call within the United States and Canada is (800) 967-7135. Participants outside the United States and Canada should call (719) 457-2626. The conference ID number is 6923374. A replay of the conference call will be available from two hours after the call through midnight EST March 21, 2007 and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada.

The Company

Warner Chilcott is a leading U.S. specialty pharmaceutical company focused on developing, manufacturing, marketing and selling branded prescription products in the women’s healthcare and dermatology therapeutic categories. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate; our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; an increase in litigation, including product liability claims and patent litigation; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our business; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products; the risks identified in our registration statement filed with the Securities and Exchange Commission on form S-1; and other risks detailed from time-to-time in our financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income (Loss)

Adjusted Cash Net Income / (Loss)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing a summary to show the computation of adjusted cash net income/(loss) to add back certain noncash and one-time or nonrecurring charges. The Company believes that the presentation of adjusted cash net income/(loss) provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the periods ending 2006 and 2005. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s 8  3/4% Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
Rockaway, NJ, USA
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-06	Dec-31-05	Dec-31-06	Dec-31-05
REVENUE:
Product net sales	$203,844	$133,491	$751,943	$494,329
Other revenue	2,514	4,947	2,514	20,924

Total revenue	206,358	138,438	754,457	515,253
COSTS & EXPENSES:
Cost of sales (excludes amortization)	43,546	17,717	151,750	95,224
Selling, general and administrative	54,959	41,269	253,937	162,670
Research and development	7,367	6,548	26,818	58,636
Amortization of intangible assets	68,300	53,373	253,425	233,473
Impairment of intangible assets	—	38,876	—	38,876
Acquired in-process R&D	—	—	—	280,700
Transaction costs	—	—	—	35,975
Interest income	(2,175)	(409)	(4,681)	(1,459)
Interest expense	62,389	41,635	211,675	149,393
Accretion on preferred stock of subsidiary	—	8,523	26,190	31,533

(LOSS) BEFORE TAXES	(28,028)	(69,094)	(164,657)	(569,768)
(Benefit) for income taxes	(19,508)	(4,857)	(11,147)	(13,122)

NET (LOSS)	(8,520)	(64,237)	(153,510)	(556,646)
Preferential distribution to Class L shareholders	—	21,305	65,112	78,257

Net (loss) attributable to Class A shareholders	$(8,520)	$(85,542)	$(218,622)	$(634,903)

Earnings (Loss) per share:
Class A - Basic & Diluted	$(0.03)	$(0.96)	$(1.63)	$(7.19)

Class L - Basic (1)	na	$2.00	$6.33	$7.35

Class L - Diluted (1)	na	$2.00	$6.33	$7.34

RECONCILIATION TO CASH NET INCOME/(LOSS):
Net (loss)	$(8,520)	$(64,237)	$(153,510)	$(556,646)
+ Amortization of intangible assets, net of tax	63,053	48,187	232,832	212,330
+ Impairment of intangible assets, net of tax	—	38,098	—	38,098
+ Amortization of deferred loan costs, net of tax	7,966	2,321	24,559	8,638

Cash net income (loss)	$62,499	$24,369	$103,881	$(297,580)

Non-recurring, one-time charges included above (net of tax):
+ Accretion on preferred stock of subsidiary	—	8,523	26,190	31,533
+ Sponsors’ management fee buyout in SG&A	—	—	27,423	—
+ Non-cash share-based compensation	—	—	14,586	—
+ Interest premium on prepayment of notes	11,944	—	11,944	—
+ Expenses related to the Acquisition	—	—	—	341,853

ADJUSTED CASH NET INCOME	$74,443	$32,892	$184,024	$75,806

(1) = EPS calculated through September 30, 2006 as there were no Class L common shares outstanding during the fourth quarter of 2006.

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of December 31, 2006	As of December 31, 2005
ASSETS
Current assets:
Cash & cash equivalents	$84,464	$11,502
Accounts receivable, net	74,287	53,427
Inventories	66,376	31,398
Prepaid expenses & other current assets	70,678	46,900

Total current assets	295,805	143,227

Property, plant and equipment, net	46,035	37,102
Intangible assets, net	1,533,757	1,519,847
Goodwill	1,241,452	1,260,777
Other non-current assets	45,496	80,924

TOTAL ASSETS	$3,162,545	$3,041,877

LIABILITIES
Current liabilities:
Accounts payable	$23,094	$17,629
Accrued expenses & other current liabilities	136,101	137,716
Current portion of long-term debt	11,790	14,000

Total current liabilities	170,985	169,345

Other liabilities:
Long-term debt, excluding current portion	1,538,960	1,975,500
Other non-current liabilities	124,368	128,597

Total liabilities	1,834,313	2,273,442

Preferred stock in subsidiary	—	435,925
SHAREHOLDERS’ EQUITY	1,328,232	332,510

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$3,162,545	$3,041,877

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-06	Dec-31-05	Dec-31-06	Dec-31-05
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(8,520)	$(64,237)	$(153,510)	$(556,646)
Adjustments to reconcile net (loss) to net cash provided by / (used in) operating activities:
Depreciation	2,171	1,062	7,177	3,097
Amortization of intangible assets	68,300	53,373	253,425	233,473
Impairment of intangible assets	0	38,876	0	38,876
Acquired in-process research & development	0	0	0	280,700
Amortization of debt finance costs	11,135	2,801	30,154	10,364
Stock compensation expense	1,711	2,805	17,787	6,532
Accretion of preferred stock in subsidiary	0	8,523	26,190	31,533
Changes in assets and liabilities:
Decrease/(increase) in accounts receivable, prepaid and other assets	12,780	(95)	(22,914)	(5,923)
(Increase)/decrease in inventories	(6,955)	5,690	(34,978)	13,727
Increase/(decrease) in accts payable, accrued & other liab’s	1,888	(33,917)	7,933	(8,676)
(Decrease) in income taxes and other, net	(11,581)	(15,345)	(8,529)	(69,473)

Net cash provided by / (used in) operating activities	$70,929	$(464)	$122,735	$(22,416)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(7,200)	(7,200)	(267,336)	(28,800)
Purchase of business, net of cash acquired	0	0	0	(2,922,555)
Proceeds from sale of fixed assets	0	0	0	48
Capital expenditures	(4,046)	(4,073)	(15,420)	(8,339)

Net cash (used in) investing activities	$(11,246)	$(11,273)	$(282,756)	$(2,959,646)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank term credit facility	0	0	240,000	1,400,000
Proceeds from issuance of senior subordinated notes	0	0	0	600,000
(Repayments) of senior subordinated notes	(210,000)	0	(210,000)	0
(Repayments) on predecessor long-term debt	0	0	0	(195,000)
(Repayments) under senior secured credit term loan facility	(53,075)	(3,500)	(468,750)	(10,500)
Borrowings under revolving credit facilities	0	81,708	84,600	101,708
(Repayment) of revolving credit facilities	0	(81,708)	(84,600)	(101,708)
Proceeds from share capital issue, net of expenses	0	0	1,005,682	880,029
Proceeds from issuance of preferred stock	0	0	0	402,822
Purchase of treasury stock	0	0	(6,330)	0
Purchase of preferred stock in subsidiary	0	0	(327,164)	0
Payments for debt finance costs	0	0	0	(83,624)
Other	(54)	(163)	(455)	(163)

Net cash (used in) / provided by financing activities	(263,129)	(3,663)	232,983	2,993,564

Net (decrease) in cash and cash equivalents	$(203,446)	$(15,400)	$72,962	$11,502

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-06	Dec-31-05	Dec-31-06	Dec-31-05
Oral Contraception (“OC”)
OVCON 35/50	$5,793	$22,350	$73,842	$90,172
ESTROSTEP FE	24,055	22,424	103,007	81,299
FEMCON FE	7,103	—	7,527
LOESTRIN 24 FE	21,500	—	44,156	—

Total OC	58,451	44,774	228,532	171,471

Hormone therapy (“HT”)
ESTRACE Cream	17,623	13,299	65,766	53,856
FEMHRT	17,051	15,281	58,736	61,154
FEMRING	3,408	2,676	11,289	10,711
ESTRACE Tablets	2,167	937	7,577	9,198
FEMTRACE	1,146	2,408	3,281	2,408

Total HT	41,395	34,601	146,649	137,327

Dermatology
DORYX	27,142	31,851	102,432	95,832
DOVONEX	37,342	—	146,948	—
TACLONEX	22,439	—	60,119	—

Total Dermatology	86,923	31,851	309,499	95,832

PMDD
SARAFEM	9,646	11,154	37,936	41,595
Other product sales
Other	1,288	4,984	8,498	23,580
Contract manufacturing	6,141	6,127	20,829	24,524

Total product net sales	203,844	133,491	751,943	494,329
Other revenue
Other non-product revenue	2,514	4,947	2,514	20,924

Total revenue	$206,358	$138,438	$754,457	$515,253

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-06	Dec-31-05	Dec-31-06	Dec-31-05
Selling & distribution	$20,096	$17,431	$75,796	$67,916
Advertising & promotion	17,039	10,712	72,009	41,053
General, administrative & other	17,824	13,126	106,132	53,701

Total SG&A	$54,959	$41,269	$253,937	$162,670

WARNER CHILCOTT LIMITED (“WCL”)

Reconciliation of Net income (loss) to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-06	Dec-31-05	Dec-31-06	Dec-31-05
RECONCILIATION TO ADJUSTED EBITDA:
Net (loss) – GAAP	$(8,520)	$(64,237)	$(153,510)	$(556,646)
+ Interest expense, net	60,214	41,226	206,994	147,934
+ (Benefit) for income taxes	(19,508)	(4,857)	(11,147)	(13,122)
+ Stepped up basis of inventory in cost of sales	—	—	1,464	22,381
+ Non-recurring transaction related expenses in SG&A	—	—	—	7,787
+ Non-operating, sponsors’ management fee in SG&A	—	1,250	31,173	4,931
+ Non-cash share-based compensation expense	1,711	2,805	17,787	6,532
+ Depreciation	2,171	1,062	7,177	3,097
+ Amortization of intangible assets	68,300	53,373	253,425	233,473
+ LEO R&D expense	—	—	3,000	37,000
+ Acquired in-process research and development	—	—	—	280,700
+ Transaction costs	—	—	—	35,975
+ Impairments of intangible assets	—	38,876	—	38,876
+ Accretion on preferred stock in subsidiary	—	8,523	26,190	31,533

Adjusted EBITDA of WCL, as defined	$104,368	$78,021	$382,553	$280,451

+ Expenses of WCL and other	2,465	—	2,769	—

Adjusted EBITDA of Warner Chilcott Holdings Company III, Ltd., as defined	$106,833	$78,021	$385,322	$280,451

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Warner Chilcott Limited is not a party to these agreements. Certain expenses included in Warner Chilcott Limited’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd and its subsidiaries.